Exhibit 10.1

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”), dated as of  February 26, 2010 (the “Effective Date”), is entered into by and between IAC/InterActiveCorp (“IAC”) and Victor Kaufman (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has invaluable knowledge and expertise regarding the operations of IAC and its subsidiaries and affiliates (the “IAC Group”);

WHEREAS, due to the Executive’s knowledge and expertise, IAC wishes to have the cooperation of, and access to, the Executive;

WHEREAS, IAC and the Executive have mutually agreed that the Executive shall serve IAC on the terms and subject to the conditions hereinafter specified; and

WHEREAS, IAC and the Executive are parties to that certain Agreement, dated as of February 5, 2004 (as amended by Amendment No. 1 thereto, with an effective date as of August 9, 2005, the “Existing Agreement”), and it is the intention of the parties to further amend and restate the terms of the Existing Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IAC and the Executive hereby agree as follows:

1.                                       Term.  This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year.  This Agreement shall automatically be renewed for successive one-year periods in perpetuity unless one party hereto provides written notice to the other, at least ninety (90) days prior to the end of the then current one-year employment period, that it elects not to extend this Agreement (any such notice, a “Non-Renewal Notice”).  The period beginning on the date hereof and ending on the first anniversary hereof or, if the Agreement is renewed pursuant to the prior sentence, the last day of the last one-year renewal period, shall be referred to hereinafter as the “Term”.

2.                                       Duties.  During the Term, the Executive shall render the services described herein to IAC, on the terms and conditions set forth in this Agreement.  The Executive’s duties shall consist of high-level activities consistent with past practice primarily involving major transactions and oversight of IAC Group Legal, Financial and Mergers & Acquisitions, participation in Office of the Chairman meetings (in person or otherwise) and providing advice to the Chairman and Chief Executive Officer.  Executive shall continue to serve as Vice-Chairman of IAC during the Term.  During the Term, Executive shall devote such time, attention and efforts as shall be necessary to fulfill his duties and responsibilities hereunder (as reasonably requested or determined by the Chairman of IAC).  IAC acknowledges that Executive also serves (and currently intends to continue to serve) as Vice Chairman of Expedia, Inc. (“Expedia”) and Ticketmaster Entertainment Inc. (and any successor thereto, “Ticketmaster”).  Executive agrees that the Executive’s duties to the IAC Group shall be the Executive’s first priority among his business activities.  Neither any of the activities undertaken by Executive of behalf of Expedia nor Ticketmaster, as and if applicable, shall be deemed competitive with the IAC Group.  In all cases, the remainder of the Executive’s business time shall be devoted to other personal activities and interests that are not competitive with the IAC Group.  During the Term, the Executive’s services shall be performed in person at IAC’s offices only as necessary or preferable (it being understood that the Executive shall be permitted to spend at least 50% of his time during the Term in the Los Angeles metropolitan area).

3.                                       [Intentionally Omitted.]

4.                                       Base Salary and Annual Bonus.  During the Term, Executive shall be eligible to receive annual base salary, annual bonuses, equity awards and other employee benefits to be reasonably determined by the Compensation and Human Resources Committee of the IAC Board of Directors following consultation with the Chairman.

5.                                       Equity Compensation.  In consideration for agreeing to provide the services during the Term, each of the Executive’s options to purchase shares of IAC common stock (“IAC Options”), IAC restricted stock unit awards (“IAC RSUs”) and any other equity awards based on IAC common stock that are unvested as of the Effective Date or that are granted following the Effective Date shall continue to vest during the Term.  In the event that the Executive resigns prior to the expiration of the Term due to a material breach of this Agreement by IAC (or any successor to IAC) that is not cured by IAC (or its successor) promptly after notice from the Executive (“good reason”) or Executive is terminated by IAC without cause prior to the expiration of the Term, then:

(i)                                     any IAC Options, IAC RSUs and any other compensation awards of Executive based on, or in the form of, IAC common stock equity that are outstanding and unvested at the time of such termination but which would, but for a termination of employment, have vested during the one year period following such termination of employment (the “Severance Period”) shall vest as of the date of such termination of employment; provided, however, that any outstanding award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the award being vested through the Severance Period than if it had vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the date of termination and vested pro rata on the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested on the fifth anniversary of the grant date, then on the date of termination, 20 RSUs from the first award and 40 RSUs from the second award would vest); and, provided further, that any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied; and

(ii)                                  any then-vested IAC Options of Executive (including IAC Options vesting as a result of (i) above) shall remain exercisable through the date that is eighteen (18) months following the date of such termination or, if earlier, through the scheduled expiration date of such IAC Options.

All agreements evidencing IAC Options, IAC RSUs and any other equity awards based on IAC common stock granted to Executive and covered by this Section 4 are hereby amended to the extent necessary to effectuate the provisions of this Section 4.  In all other respects, the IAC Options, IAC RSUs and any other equity awards based on IAC common stock granted to Executive covered in this Section 4 shall continue to be governed in accordance with their terms. For purposes of this Agreement, “cause” shall have the meaning set forth in the applicable IAC stock and incentive plan pursuant to which the IAC Options were granted.

In no event shall Executive’s resignation be for “good reason” unless (x) Executive provides the Company with written notice of its material breach of this Agreement thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of the events or circumstances constituting such material breach, which notice shall specifically identify the events or circumstances that Executive believes constitutes Good Reason, (y) the Company fails to correct the events or circumstances so identified within thirty (30) days after the receipt of such notice and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

6.                                       Breach of Agreement by Executive and Notice of Non-Renewal.  In the event that the Company determines that Executive is in breach of the Agreement, he shall be provided notice and a reasonable opportunity to cure. If the Company delivers a Non-Renewal Notice to Executive then, provided Executive’s employment hereunder continues through the expiration date then in effect, effective as of such expiration date the Company and Executive shall have the same rights and obligations hereunder as they would if the Company had terminated Executive’s employment hereunder prior to the end of the Term without cause.

7.                                       Miscellaneous.

(a)                                  Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, IAC and the Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees.  This Agreement is personal in nature and the Executive shall not, without the written consent of IAC, assign, transfer or delegate this Agreement or any rights or obligations hereunder.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)                                  Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Executive and IAC.

(d)                                 Notice.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to IAC:	IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention: General Counsel

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York, 10019
Attention: Pamela Seymon, Esq.

If to Executive:	At the most recent address on record for Executive at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

(e)                                  Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)                                 Entire Agreement.  This Agreement together with the IAC Option agreements dated December 18, 2000, April 25, 2001, December 16, 2001, January 31, 2008 and December 17, 2008 and the IAC RSU agreements dated February 6, 2006, February 17, 2007 and January 31, 2008, each as amended hereby, set forth the entire agreement of the parties hereto in respect to the subject matter contained herein and supersedes any prior agreements, promises, covenants, arrangements, and communications.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

IAC/InterActiveCorp

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: SVP & General Counsel

/s/ Victor Kaufman
Victor Kaufman